SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS – February 9, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 8.0 billion revenue passenger miles (RPMs) in January 2015, an 8.6 percent increase from the 7.4 billion RPMs flown in January 2014. Available seat miles (ASMs) increased 10.2 percent to 10.7 billion from the January 2014 level of 9.7 billion. The January 2015 load factor was 75.1 percent compared with 76.3 percent in January 2014. For January 2015, passenger revenue per ASM (PRASM) is estimated to have decreased approximately one percent, as compared with January 2014.
This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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JANUARY
	2015	2014	Change
Revenue passengers carried	8,213,566	7,710,498	6.5%
Enplaned passengers	10,036,388	9,466,819	6.0%
Revenue passenger miles (000s)	8,047,994	7,413,162	8.6%
Available seat miles (000s)	10,709,292	9,721,471	10.2%
Load factor	75.1%	76.3%	(1.2) pts.
Average length of haul	980	961	2.0%
Trips flown	99,769	97,554	2.3%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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